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                                                                    EXHIBIT 23.1


INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the use and the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-62934 of Abraxas Petroleum Corporation on
Form S-4 of our report dated March 22, 2001, appearing in the Annual Report on Form 10-K of Abraxas Petroleum Corporation for the year ended December 31,
2000, our report dated March 22, 2001, accompanying the additional information, and our reports dated July 17, 2001 accompanying the unaudited pro forma condensed consolidated financial statements and unaudited pro forma condensed consolidated financial statements (prepared on Canadian reporting standards) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
July 25, 2001